UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HARMAN INTERNATIONAL
INDUSTRIES, INCORPORATED
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004

September 15, 2004

Dear Harman International Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Harman International, to be held on Wednesday, November 10, 2004, beginning at 11:00 a.m. at the JPMorganChase Building, 270 Park Avenue, New York, New York. Information about the meeting and the nominees for election as directors is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

      At the meeting, management will also report on the Company’s operations during fiscal year 2004 and comment on our outlook for the current fiscal year. The report will be followed by a question and answer period.

      It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and promptly return the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

      We look forward to seeing you on November 10th.

Sincerely,

Sidney Harman
Executive Chairman

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on November 10, 2004

      The 2004 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Company”) will be held at the JPMorganChase Building, 270 Park Avenue, New York, New York, on November 10, 2004, beginning at 11:00 a.m. The meeting will be held for the following purposes:

(1)	to elect two directors, each to serve until the 2007 Annual Meeting of Stockholders; and

(2)	to transact other business that properly comes before the meeting.

      Information concerning the matter to be acted upon at the meeting is set forth in the accompanying proxy statement. Stockholders of record as of the close of business on September 13, 2004 are entitled to notice of, and to vote at, the meeting.

      If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for fiscal year 2004.

By Order of the Board of Directors,

Frank Meredith
Secretary

Washington, D.C.

September 15, 2004

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the telephone or Internet voting procedures described on the proxy card.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

1101 Pennsylvania Avenue, N.W.
Suite 1010
Washington, D.C. 20004

PROXY STATEMENT

      This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (the “Company”) for use at the Company’s 2004 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This proxy statement also provides information you will need in order to consider and to act upon the matter specified in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about September 15, 2004.

      Holders of record of the Company’s common stock (“Common Stock”) as of the close of business on September 13, 2004 are entitled to vote at the Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held. On September 13, 2004, there were 66,232,010 shares of Common Stock outstanding.

      You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	In writing: sign, date and return the proxy card in the enclosed envelope;

•	By telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	By Internet: visit the website shown on your proxy card and follow the instructions.

      You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.

      All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, if you vote by proxy you may vote for both nominees, withhold your vote for both nominees, or withhold your vote as to a specific nominee. If a properly executed proxy gives no specific instructions, the shares of Common Stock represented by your proxy will be voted:

•	FOR the election of each of the two director nominees to serve until the Company’s 2007 Annual Meeting of Stockholders; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

      If you own shares of Common Stock held in “street name,” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your broker may choose not to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

      A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting. Directors will be elected by the vote of a plurality of the shares of Common Stock voted at the Meeting. If you withhold authority to vote for any director nominee, your shares will not be counted in the vote for that nominee.

      The Company will pay the cost of preparing and mailing this proxy statement and the enclosed proxy card. Employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expense in so doing.

PROPOSAL FOR

ELECTION OF DIRECTORS

      At the Meeting, two directors will be elected to serve a three-year term expiring at the 2007 Annual Meeting of Stockholders. This section contains information relating to the two director nominees and the directors whose terms of office extend beyond the Meeting. The nominees for election are Bernard A. Girod and Ann McLaughlin Korologos, each of whom is currently a director. The Board expects that the nominees will be available for election at the time of the Meeting. If, for any reason, a nominee should become unavailable for election, the shares of Common Stock voted FOR that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors.

      The nominees for director will be elected by the affirmative vote of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting.

The Board recommends a vote FOR election of each of the nominees.

Nominees to be Elected at the Meeting

      Bernard A. Girod, age 62, has been Vice Chairman of the Board since July 2000, Chief Executive Officer of the Company since 1998 and a director of the Company since 1993. Mr. Girod also served as President of the Company from 1994 to 1998, Chief Operating Officer of the Company from 1993 to 1998, Secretary of the Company from 1992 to 1998 and Chief Financial Officer of the Company from 1986 to 1995 and from 1996 to 1997.

      Ann McLaughlin Korologos, age 62, has been a director of the Company since 1995. She served as Secretary of Labor of the United States from 1987 until 1989. Ms. Korologos is a director of AMR Corporation (and its subsidiary, American Airlines, Inc.), Federal National Mortgage Association, Host Marriott Corporation, Kellogg Company and Microsoft Corporation. She is a Senior Advisor to Benedetto, Gartland & Company, Inc., Chairman Emeritus of the Aspen Institute and a member of the Board of Overseers of the Wharton School of the University of Pennsylvania.

Directors Whose Terms Extend Beyond the Meeting

      Sidney Harman, age 86, has been Executive Chairman of the Board since July 2000 and has served as Chairman of the Board and as a director of the Company since the Company’s founding in 1980. Dr. Harman also served as Chief Executive Officer of the Company from 1980 to 1998. Dr. Harman served as Deputy Secretary of Commerce of the United States from 1977 through 1978. His current term as a director expires at the 2005 Annual Meeting of Stockholders.

      Shirley Mount Hufstedler, age 79, has been a director of the Company since September 1986. Ms. Hufstedler has been in private law practice for the past 20 years. Since 1995, she has been with the law firm of Morrison & Foerster LLP. From 1981 to 1995, Ms. Hufstedler was with the firm of Hufstedler & Kaus. She served as Secretary of Education of the United States from 1979 to 1981 and as a judge on the United States Court of Appeals for the Ninth Circuit from 1968 to 1979. Ms. Hufstedler is Director Emeritus of Hewlett-Packard Company. Her current term as a director expires at the 2005 Annual Meeting of Stockholders.

      Edward H. Meyer, age 77, has been a director of the Company since 1990. Mr. Meyer has been the Chairman, Chief Executive Officer and President of Grey Global Group, Inc., a global advertising and marketing services company, since 1970. Mr. Meyer also serves as a director of Ethan Allen Interiors Inc. His current term as a director expires at the 2006 Annual Meeting of Stockholders.

      Stanley A. Weiss, age 77, has been a director of the Company since 1997. From 1991 to 1997, Mr. Weiss served as Chairman of American Premier, Inc., a private mining, refractories, chemicals and mineral processing company. Prior to that he was Chairman and President of American Minerals. Mr. Weiss is also the founder and Chairman of Business Executives for National Security Inc. His current term as a director expires at the 2006 Annual Meeting of Stockholders.

      Gregory P. Stapleton, age 58, has been President of the Company since July 2000, Chief Operating Officer of the Company since 1998 and a director of the Company since 1997. Mr. Stapleton also served as President of the Company’s OEM Group from 1987 to 1998. His current term as a director expires at the 2006 Annual Meeting of Stockholders.

      In August 2004, the Company announced that Mr. Stapleton will retire on December 31, 2004. Mr. Stapleton has informed the Company that he intends to resign from the Board at that time. Mr. Frank Meredith, the Company’s Executive Vice President and Chief Financial Officer, will succeed Mr. Stapleton as Chief Operating Officer.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

      The Board currently consists of seven directors. Four of the directors are independent directors and three directors are members of the Company’s senior management. Each of the Company’s non-management directors meets the qualifications for independence under the recently amended listing standards of the New York Stock Exchange.

Corporate Governance

      The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout the Company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles, the Company has taken steps to implement various corporate governance initiatives mandated by the Sarbanes-Oxley Act of 2002 and the recent changes to the New York Stock Exchange listing standards. In response to these new requirements, the Company has, among other things:

•	adopted Corporate Governance Guidelines that describe, in general terms, the principles under which the Board operates;

•	adopted a Code of Ethics for Executive and Financial Officers and Directors and a Code of Business Conduct applicable to all employees;

•	adopted an amended Audit Committee Charter;

•	adopted a Compensation and Option Committee Charter; and

•	established the Nominating and Governance Committee and adopted a Nominating and Governance Committee Charter.

      The corporate governance guidelines, ethics codes and committee charters are available on the Company’s website (www.harman.com) in the Corporate Governance section of the Investor Relations page. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its Code of Ethics for Executive and Financial Officers and Directors on its website under the Corporate Governance section of the Investor Information page.

      The Board will periodically review its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new requirements of the Securities and Exchange Commission or the New York Stock Exchange.

Director Independence

      As part of the Company’s Corporate Governance Guidelines, the Board has established a policy requiring a majority of the members of the Board be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the recently amended listing standards of the New York Stock Exchange. The independence standards for non-management directors are attached to this proxy statement as Appendix A.

      The Board has determined that each of the non-management directors, Ms. Hufstedler, Ms. Korologos, Mr. Meyer and Mr. Weiss, is independent of the Company and its management within the meaning of the New York Stock Exchange listing standards and satisfies the Company’s independence standards.

Communications with the Board

      Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated, 8500 Balboa Boulevard, Northridge, California 91329, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors or a specific director. The General Counsel or the Internal Auditor will review all such communications and will, within a reasonable period of time after receiving the communications, forward all such communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Board Meetings

      The Board held four meetings during fiscal year 2004. Each director attended at least 75% of the Board meetings and at least 75% of the meetings of committees on which he or she served in fiscal year 2004.

      The Board has established a policy that the non-management directors meet in executive session, without members of the Company’s management present, at each regularly scheduled meeting of the full Board. These executive sessions are chaired by the non-management directors on a rotating basis.

Annual Meetings of Stockholders

      As part of the Company’s Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend stockholders meetings. All Board members attended the Company’s annual stockholders meeting in November 2003.

Audit Committee

      The Audit Committee consists of Ms. Hufstedler (Chairwoman), Ms. Korologos, Mr. Meyer and Mr. Weiss. During fiscal year 2004, the Audit Committee held four meetings. The Board has determined that each of the members of the Audit Committee is independent under the New York Stock Exchange’s recently amended listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Ms. Hufstedler is an “audit committee financial expert” within the meaning of applicable Commission regulations. In making its determination, the Board considered Ms. Hufstedler’s knowledge of, and experience with, financial and accounting matters gained through serving as Chair of the Company’s Audit Committee and as a member of boards and audit committees of other public companies, as well as her experience in such matters as practicing attorney, as judge in both California state courts and the U.S. Court of Appeals, and as Secretary of Education.

      The Audit Committee assists the Board in its oversight of the Company’s financial reporting, focusing on the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditor and the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with the Company’s independent auditor, who is ultimately accountable to the Audit Committee and the Board;

•	appointing the independent auditor, setting the terms of compensation and retention for the independent auditor and overseeing the work of the independent auditor;

•	pre-approving all audit and non-audit services provided to the Company by the independent auditor, except for items exempt from pre-approval requirements under applicable law; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

      The Audit Committee’s responsibilities and key practices are more fully described in its written charter. The Audit Committee’s Charter is attached to this proxy statement as Appendix B. A report of the Audit Committee appears on page 22 of this proxy statement.

Compensation and Option Committee

      The Compensation and Option Committee, consisting of Ms. Hufstedler (Chairwoman) and Mr. Weiss, held four meetings during fiscal year 2004. Each of the members of the Compensation and Option Committee is independent under the New York Stock Exchange’s recently amended listing standards.

      The Compensation and Option Committee assists the Board in overseeing executive compensation and administers the Company’s executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	evaluating the performance of and establishing compensation for the Company’s Executive Chairman and Chief Executive Officer;

•	establishing compensation levels for the Company’s directors and executive officers and reviewing executive compensation matters generally;

•	making recommendations to the Board with respect to approval and adoption of all cash and equity based incentive plans; and

•	approving awards of options, restricted stock and other equity rights to executive officers.

      The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its charter. A report of the Compensation and Option Committee appears on page 11 of this proxy statement.

Nominating and Governance Committee

      The Nominating and Governance Committee, consisting of Ms. Korologos (Chairwoman), Ms. Hufstedler, Mr. Meyer and Mr. Weiss, held two meetings in fiscal year 2004. Each of the members of the Nominating and Governance Committee is independent under the New York Stock Exchange’s recently amended listing standards.

      The Nominating and Governance Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating and Governance Committee’s primary responsibilities include considering and making recommendations to the Board with respect to:

•	nominees for election to the Board consistent with criteria approved by the Board or the Nominating and Governance Committee, including director candidates submitted by the Company’s stockholders; and

•	the Company’s codes of conduct and corporate governance policies, and overseeing the evaluation of the performance of the Board and the Company’s management against these policies.

      The Nominating and Governance Committee’s responsibilities and key practices are more fully described in its charter.

      Director Nominees. The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Committee may consider candidates recommended by the Company’s directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.

      Qualifications. In evaluating nominees for election as a director, the Nominating and Governance Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in particular field or area of expertise;

•	current knowledge and contacts in the markets in which the Company does business and in the Company’s industry and other industries relevant to the Company’s business;

•	the ability and willingness to participate fully in board activities, including attendance at, and active participation in, meetings of the board and its committees;

•	the skills and personality of the nominee and how the Committee perceives the nominee will fit with those of the existing directors and other nominees in maintaining a board that is collegial and responsive to the needs of the Company and its stockholders;

•	the willingness to represent the best interests of all of the Company’s stockholders and not just one particular constituency; and

•	diversity of viewpoints, background and experience, compared to those of existing directors and other nominees.

      The Nominating and Governance Committee will also consider other criteria for director candidates included in the Company’s Corporate Governance Guidelines or as may be established from time to time by the Board.

      Stockholder Recommendations. The Company has never received any recommendations for director candidates from stockholders. The Nominating and Governance Committee will evaluate any director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating and Governance Committee. In considering director candidates recommended by stockholders, the Nominating and Governance Committee also takes into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of the Company and the aggregate amount of the submitting stockholder’s investment in the Company.

      Stockholders may recommend candidates at any time, but recommendations for election at the next annual meeting of stockholders must be submitted to the Nominating and Governance Committee in writing no later than 120 days before the first anniversary of the date of the proxy statement sent to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain the following:

•	the name of the stockholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the stockholder and the director candidate to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and serve as a member of the Board if nominated and elected;

•	a written statement by the stockholder and the director candidate agreeing to make available to the Nominating and Governance Committee all information reasonably requested in connection with the Nominating and Governance Committee’s consideration of the director candidate; and

•	the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors, the Commission regulations and the New York Stock Exchange listing requirements.

      The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 8500 Balboa Boulevard, Northridge, California 91329, Attn: Secretary (Nominating and Governance Committee Communication/Director Candidate Recommendation).

Director Compensation

      Cash Compensation. Non-management directors receive an annual fee of $40,000, plus $1,500 for each committee meeting attended on a day other than the day of a Board meeting. The Company does not pay fees to directors who are officers of the Company or its subsidiaries. The Company reimburses all directors for expenses incurred in attending Board and committee meetings.

      Equity-Based Compensation. The Stock Option and Incentive Plan provides that each non-management director who served during the prior fiscal year and continues to serve on the Board will receive an option to purchase 6,000 shares of Common Stock after each Annual Meeting of Stockholders. Each non-management director is also eligible for an additional option to purchase 1,500 shares of Common Stock if the Company achieves a return on consolidated equity for the prior fiscal year of at least 9% but less than 13%, or an additional option to purchase 3,000 shares of Common Stock if the Company achieves a return on consolidated equity of 13% or more. The exercise price of the options is the fair market value of the shares of Common Stock on the date of the grant. Each option vests at a rate of 20% per year and expires 10 years after the date of grant. For services rendered in fiscal year 2004, each non-management director will receive an option to purchase 6,000 shares of Common Stock under the Stock Option and Incentive Plan and will receive an option to purchase 3,000 shares of Common Stock as a result of the Company achieving the required return on consolidated equity outlined above. The number of shares provided to non-management directors reflects an adjustment to this Plan in connection with a two-for-one stock split effective in November 2003.

REPORT OF THE COMPENSATION AND OPTION COMMITTEE

Executive Compensation Generally

      We oversee the Company’s executive compensation program. Our Committee is comprised solely of independent directors, chaired by Ms. Hufstedler. Our Committee’s charter authorizes us to retain outside advisors with respect to compensation matters, and we do consult with outside advisors from time to time in our decision-making.

      We think that the three key elements of the Company’s executive compensation program are:

•	base salaries determined in light of competitive pay practices, historical pay rates and performance evaluations;

•	cash bonus awards tied to annual results of operations; and

•	stock options and other equity awards to directly link the longer-term financial interests of management with stockholder interests.

      The Company also has in place for senior management retirement, welfare benefit and change-in-control arrangements which we believe are generally within the mainstream of similar benefits provided by comparable companies.

      Salary. We establish base salaries for senior management in light of historical practice, competitive pay data and performance reviews. We assess competitive pay rates by reference to market data, and review company and individual performance at the end of each fiscal year.

      We reviewed the Company’s results of operations for fiscal year 2003 and competitive pay practices data in fixing 2004 base pay for senior management. Some of the data were obtained from surveys furnished by outside compensation consulting firms concerning practices among comparable companies in the electrical and electronics industries. The survey group differs from the comparison group used in the Company’s stock performance graph appearing later in this proxy statement because we believe that the survey group reflects more reliable compensation information. Consistent with the Company’s historical practice, we sought to establish base salaries for fiscal year 2004 at the 50th-75th percentile of base salaries for the survey group of companies. In the future, we may apply different parameters, generally, or in a particular case.

      Annual Incentive Compensation. The Company provides cash bonuses to executive officers, including executives in the cash compensation table appearing later in the Company’s proxy statement. We believe that these bonuses qualify as “performance-based compensation” for tax purposes, and therefore are fully deductible. Under the Company’s bonus plan, we establish a return on stockholders’ equity target for each fiscal year and awards payable if that target is reached. These targets for fiscal year 2004 were exceeded.

      Equity Based Compensation. The Company’s equity incentive plan authorizes the award of options, restricted stock or other equity-linked awards to full-time employees we select. The Company has historically awarded stock options to senior managers, including the five executives included in the cash compensation table on page 13, but not substantial amounts of restricted stock or other equity-linked awards. Based primarily on management’s recommendation two years ago, the Company records the cost of options as expense in its financial statements. The level of awards for recent years has been based on our assessment of competitive practice, prior performance and overall cost to the Company, as well as our assessment of the value of potential awards under traditional option valuation techniques. In the last few years, the value of these awards has ultimately proven to be very substantial as a result of the very large increase in market prices for the Company’s stock. While we expect to consider this in making future awards, our current thinking is that the Company and its stockholders have benefited proportionately with management as a result of the increases in long-term stockholder value and that options continue to be an appropriate means to align stockholder and management interests. We are, of course, aware of the views expressed in some quarters that options may no longer be an appropriate type of management incentive. While we do not concur with that view, we will continue to monitor the evolution of approaches to long-term incentive compensation.

      Although the Company has not established formal share ownership requirements, management is generally expected to retain a substantial equity stake in the Company, whether directly or through equity-linked awards. The Company’s historical practice has been based on the view that it is appropriate to permit equity appreciation to be used to satisfy tax and other obligations related to prior equity awards and recognizes the need for some flexibility in light of the very substantial increase in equity values over the past several years and, in certain instances, the substantial periods in which certain of our senior managers have worked at the Company.

Compensation of Executive Chairman and Chief Executive Officer

      During fiscal year 2004, Dr. Harman, the Company’s Executive Chairman, was paid a base salary of $970,833 and Mr. Girod, the Company’s CEO, was paid a base salary of $920,833. Their salaries were based mainly on their leadership in creating a corporate environment consistent with the Board’s governance objectives, the Company’s accelerated growth in sales, earnings share value and overall results during fiscal year 2003, its historical practices and competitive pay data we reviewed. Cash bonus awards were $2,000,000 for Dr. Harman and $1,900,000 for Mr. Girod as a result of the Company’s strong financial and operational performance last year.

      In September 2003, we authorized option grants to each of Dr. Harman and Mr. Girod to purchase 100,000 shares of Common Stock at an exercise price of $50.025 per share, the market value of the Common Stock on the date of the grant (adjusted for the Company’s subsequent 2:1 stock split). The award levels were substantively consistent with those for prior years. Each option vests at a rate of 20% per year, commencing on the first anniversary of the grant date, and expires 10 years after the date of grant.

Shirley Mount Hufstedler
Stanley A. Weiss

September 3, 2004

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table discloses compensation received by the Company’s Executive Chairman, the Chief Executive Officer and the three other most highly paid executive officers for the last three fiscal years.

					Long-Term
		Annual Compensation			Compensation

					Options
	Fiscal			Other Annual	Granted	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	(shares)(2)	Compensation(3)

Sidney Harman	2004	$970,833	$2,000,000	$184,043	100,000	$17,150
Executive Chairman of	2003	950,000	1,500,000	169,540	150,000	17,000
the Board	2002	941,667	950,000	145,976	150,000	12,450

Bernard A. Girod	2004	920,833	1,900,000	—	100,000	17,150
Vice Chairman of the	2003	900,000	1,400,000	—	150,000	17,000
Board and Chief	2002	891,667	900,000	—	150,000	12,450
Executive Officer

Gregory P. Stapleton	2004	841,667	1,500,000	—	100,000	17,150
President and	2003	800,000	1,200,000	—	150,000	17,000
Chief Operating Officer	2002	791,667	800,000	—	150,000	12,450

Erich A. Geiger(4)(5)	2004	835,333	1,600,000	—	70,000	17,150
Chief Technology Officer	2003	738,873	1,600,000	84,094	80,000	11,106

Frank Meredith	2004	641,667	1,300,000	—	100,000	16,250
Executive Vice President,	2003	600,000	1,000,000	—	150,000	17,000
Chief Financial Officer and	2002	591,667	600,000	—	150,000	12,450
Secretary

(1)	For Dr. Harman (a) in fiscal year 2004 includes $110,087 relating to the use of leased aircraft as authorized by the Board, (b) in fiscal year 2003, includes $96,317 relating to use of leased aircraft as authorized by the Board and (c) in fiscal year 2002, includes $76,735 relating to the use of leased aircraft as authorized by the Board and $37,171 relating to the use of Company-owned vehicles. For Dr. Geiger in fiscal year 2003, includes $28,835 relating to life insurance benefits provided by the Company and $40,574 for the reimbursement of taxes relating to insurance premiums and use of Company-owned vehicles taxable to Dr. Geiger. Perquisites and other personal benefits received by the Company’s other executive officers identified above in fiscal years 2004, 2003 and 2002 are not included in the Summary Compensation Table because the aggregate amount of such compensation, if any, did not meet disclosure thresholds established under the Commission’s regulations.

(2)	Share amounts reflect a two-for-one stock split effective as of November 2003.

(3)	For Dr. Harman, Mr. Girod, Mr. Stapleton, Dr. Geiger and Mr. Meredith, the amounts shown for fiscal year 2004 include Company contributions to the Company’s Retirement Savings Plan.

(4)	Dr. Geiger was designated an executive officer of the Company on September 2, 2002.

(5)	As of June 30, 2004, Dr. Geiger held 10,000 unvested shares of restricted stock valued at $910,000 based upon a price of $91.00, the closing market price of the shares of Common Stock on June 30, 2004.

Option Grants in Last Fiscal Year

      The following table shows grants of stock options during fiscal year 2004 to each of the named executive officers.

		Percent of
		Total Options
	Number of	Granted to	Per Share		Grant Date
	Options	Employees in	Exercise		Present
Name	Granted(1)	Fiscal Year	Price(2)	Expiration Date	Value(3)

Sidney Harman	100,000	11.1%	$50.03	9/23/13	$2,226,570
Bernard A. Girod	100,000	11.1%	50.03	9/23/13	2,226,570
Gregory P. Stapleton	100,000	11.1%	50.03	9/23/13	2,226,570
Erich A. Geiger	70,000	7.8%	50.03	9/23/13	1,558,599
Frank Meredith	100,000	11.1%	50.03	9/23/13	2,226,570

(1)	Represents stock options granted on September 23, 2003. Share amounts reflect a two-for-one stock split effective in November 2003. Commencing one year from the date of grant, the stock options vest annually at a rate of 20%.

(2)	The exercise price was the market value of the Common Stock on the date of grant. The amounts in the table above have been adjusted to reflect the two-for-one stock split in November 2003.

(3)	Based on the Black-Scholes option price model, which requires assumptions to be made about the future changes in the price of the Company’s Common Stock. The Company used the following assumptions to estimate the Grant Date Present Value: (a) an estimated dividend yield of $0.05 per share; (b) an estimated risk-free interest rate of 3.3%; (c) an estimated volatility of 41%; and (d) an option term of 6.2 years representing the estimated period from time of vesting until exercise of the options. There is no assurance that the actual value realized by an executive officer will equal the amount estimated based upon the Black-Scholes option pricing model.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      For each of the named executive officers, the following table shows stock options exercised during fiscal year 2004 and the value of unexercised stock options as of June 30, 2004.

	Number		Number of Unexercised		Value of Unexercised
	of Shares		Options At Fiscal		In-the-Money Options At
	Acquired		Year-End		Fiscal Year-End(2)
	On	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Sidney Harman	0	$0	1,000,000	430,000	$78,740,162	$27,878,650
Bernard A. Girod	9,088	345,798	652,424	430,000	51,011,823	27,878,650
Gregory P. Stapleton	0	0	666,608	430,000	52,127,973	27,878,650
Erich A. Geiger	40,000	2,310,000	120,000	198,000	9,315,160	12,193,640
Frank Meredith	120,624	6,182,412	279,356	430,000	20,945,830	27,878,650

(1)	Based on the difference between the market price of the Common Stock on the date of exercise and the relevant exercise price.

(2)	Based on the difference between $91.00 (the closing price of the Common Stock on June 30, 2004) and the exercise price of the stock options.

Deferred Compensation Plan

      The Company’s Deferred Compensation Plan provides supplemental retirement benefits for executive officers designated by the Deferred Compensation Plan’s administrative committee. The Compensation and Option Committee administers this Plan. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested, subject to a 10% penalty on any unscheduled withdrawals. The Company may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of the Company, any unvested amounts vest immediately and the Company indemnifies the plan participant for any expense incurred in enforcing his or her rights under the Deferred Compensation Plan.

      Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. The Company credits earnings to the accounts based on the rate of return of the designated funds. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

Supplemental Executive Retirement Plan

      The Company’s Supplemental Executive Retirement Plan (“Supplemental Plan”) provides supplemental retirement, termination and death benefits to key executive officers designated by the Board. The Compensation and Option Committee administers the Supplemental Plan. Dr. Harman, Mr. Girod, Mr. Stapleton and Mr. Meredith have been designated as Supplemental Plan participants. Dr. Geiger has not been designated as a participant in the Supplemental Plan. Dr. Harman has 24 years, Mr. Girod 17 years, Mr. Stapleton 16 years and Mr. Meredith 19 years of service credited under the Supplemental Plan. All Supplemental Plan benefits are subject to deductions for Social Security and federal, state and local taxes.

      Retirement Benefit. Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by the Company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by the Company. Each of the named executive officers, other than Dr. Geiger, has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation. If a participant’s employment is terminated for any reason other than death within three years after a change in control of the Company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and the Company indemnifies the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the Supplemental Plan. Unless another form of payment is approved by the administrative committee for the Supplemental Plan, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving 10 years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

      The following table sets forth the annual maximum retirement benefits that would be received under the Supplemental Plan at the specified Average Cash Compensation levels after the specified years of service:

	Years of Service

Remuneration	3	6	9	12	15

750,000	75,000	150,000	225,000	300,000	375,000
1,000,000	100,000	200,000	300,000	400,000	500,000
1,250,000	125,000	250,000	375,000	500,000	625,000
1,500,000	150,000	300,000	450,000	600,000	750,000
1,750,000	175,000	350,000	525,000	700,000	875,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000
2,250,000	225,000	450,000	675,000	900,000	1,125,000
2,500,000	250,000	500,000	750,000	1,000,000	1,250,000
2,750,000	275,000	550,000	825,000	1,100,000	1,375,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000

      Termination Benefit. A participant who retires or whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to benefits under the Supplemental Plan, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by the Company. Each of the named executive officers, other than Dr. Geiger, has been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55. Termination benefits are payable in the same manner as retirement benefits.

      The following table sets forth the annual maximum termination benefits that would be received under the Supplemental Plan at the specified Average Cash Compensation levels after the specified years of service:

	Years of Service

Remuneration	15	16	17	18	19	20

750,000	225,000	255,000	285,000	315,000	345,000	375,000
1,000,000	300,000	340,000	380,000	420,000	460,000	500,000
1,250,000	375,000	425,000	475,000	525,000	575,000	625,000
1,500,000	450,000	510,000	570,000	630,000	690,000	750,000
1,750,000	525,000	595,000	665,000	735,000	805,000	875,000
2,000,000	600,000	680,000	760,000	840,000	920,000	1,000,000
2,250,000	675,000	765,000	855,000	945,000	1,035,000	1,125,000
2,500,000	750,000	850,000	950,000	1,050,000	1,150,000	1,250,000
2,750,000	825,000	935,000	1,045,000	1,155,000	1,265,000	1,375,000
3,000,000	900,000	1,020,000	1,140,000	1,260,000	1,380,000	1,500,000

      Death Benefit. A pre-retirement death benefit equal to two or three times the highest annual cash compensation achieved by a participant during his or her employment with the Company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the Supplemental Plan. Each of the named executive officers, other than Dr. Geiger, has been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment. Any death benefit payable to Dr. Harman’s designated beneficiary will be paid in five equal annual installments, providing the actuarial equivalent of the lump-sum payment otherwise due.

2002 Key Executive Officers Bonus Plan

      Under the Company’s 2002 Key Executive Officers Bonus Plan, each of the named executive officers is eligible to receive cash awards each fiscal year that a predetermined return on stockholder equity goal is met. This Plan is administered by the Compensation and Option Committee, which establishes the target bonuses and the stockholder equity goal each fiscal year. In the event of a change in control of the Company, each plan participant is entitled to the award amount for that fiscal year without proration or any other deduction, provided that he or she is employed by the Company at the time of the change in control or, if the plan participant is no longer employed by the Company, the plan participant’s employment is terminated after commencement of discussions that resulted in a change of control of the Company but within 180 days prior to the change in control.

Severance and Employment Agreements

      The Company has entered into severance agreements with each of Dr. Harman, Mr. Girod, Mr. Stapleton and Mr. Meredith. The severance agreements provide that if, within the two years following a change in control of the Company, the executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment equal to three times the sum of his highest annual base salary during any period prior to his termination and his highest incentive pay during the three fiscal years preceding the change in control. The severance agreements also provide that the Company will pay the executive officer an additional amount for excise taxes, subject to a limitation based on the overall cost of the severance agreements, including any additional payment for excise taxes. Unless the executive officer or the Company notifies the other by September 30 that it does not wish the agreement to be extended, each severance agreement is automatically extended on the following January 1 for an additional year.

      Dr. Geiger serves as Executive Vice President and Chief Technology Officer pursuant to an employment agreement with the Company. Under the terms of his employment agreement, Dr. Geiger receives an annual base salary of not less than $1,000,000, and is eligible to receive an annual bonus of up to 45% of his base salary based on certain performance parameters established annually by the Company. Dr. Geiger’s employment agreement also provides him with an annual pension benefit of 30% of the average of his highest five consecutive years of eligible salary and incentive compensation plan bonus (after taking into consideration pension benefits he has earned under a prior employment agreement with a subsidiary of the Company). Dr. Geiger is also entitled to certain insurance benefits and participates in some of the Company’s other benefit plans and programs. Beginning August 2007, the employment agreement may be terminated by either party upon 12-months’ notice.

EQUITY COMPENSATION PLAN INFORMATION

      As of June 30, 2004, the Company’s 1987 Executive Incentive Plan, the 1992 Incentive Plan and the 2002 Stock Option and Incentive Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans, including amendments to the 1992 Incentive Plan, were approved by the Company’s stockholders. The share amounts set forth in the table below reflect a two-for-one stock split effective in November 2003. The table provides information as of June 30, 2004:

	Number of
	securities to be	Weighted-average	Number of securities
	issued upon	exercise price of	remaining available for
	exercise of	outstanding	future issuance under
	outstanding options,	options, warrants	existing equity
Plan category	warrants and rights	and rights	compensation plans(1)

Equity compensation plans approved by security holders	7,115,188	$21.28	5,004,250

Equity compensation plans not approved by security holders	0	0	0

Total	7,115,188	$21.28	5,004,250

(1)	Represents 5,004,250 shares of Common Stock available for issuance under the 2002 Stock Option and Incentive Plan. No further awards may be made under the 1987 Executive Incentive Plan or the 1992 Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows, as of August 31, 2004, the beneficial ownership of shares of Common Stock for (a) all stockholders known by the Company to beneficially own more than 5% of the shares of Common Stock, (b) each of the current directors, (c) the Company’s Executive Chairman, Chief Executive Officer and the three other most highly paid executive officers of the Company and (d) all of the Company’s directors and executive officers as a group. Some of the information in the table is based on information included in filings made by the beneficial owners with the Commission.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percentage(2)

FMR Corp.	9,858,320	(3)	14.9%
Barclays Global Investors, NA	5,884,210	(4)	8.9%

Sidney Harman	4,704,044	(5)	7.0%
Bernard A. Girod	1,050,255		1.6%
Gregory P. Stapleton	981,279		1.5%
Frank Meredith	540,718		*
Edward H. Meyer	206,408		*
Erich A. Geiger	170,000	(6)	*
Shirley M. Hufstedler	135,942	(7)	*
Stanley A. Weiss	54,450		*
Ann McLaughlin Korologos	51,220		*
All directors and executive officers as a group (13 persons)	8,000,698		11.4%

*	Less than 1%

(1)	As required by the rules of the Commission, the table includes shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from August 31, 2004 as follows: Dr. Harman (1,160,000 shares), Mr. Girod (812,424 shares), Mr. Stapleton (826,608 shares), Mr. Meredith (430,268 shares), Mr. Meyer (89,800 shares), Dr. Geiger (150,000 shares), Ms. Hufstedler (77,200 shares), Mr. Weiss (44,200 shares), Ms. Korologos (34,800 shares) and all directors and executive officers as a group (3,688,544 shares). The table also includes shares of Common Stock held in the Retirement Savings Plan by Mr. Girod (17,732 shares), Mr. Stapleton (26,119 shares), Mr. Meredith (17,468 shares) and all directors and executive officers as a group (62,751 shares). The table does not reflect acquisitions or dispositions of shares of Common Stock, including grants or exercises of stock options, after August 31, 2004.

(2)	Based on 66,188,810 shares of Common Stock outstanding as of August 31, 2004.

(3)	Information with respect to FMR Corp. is based solely on the Schedule 13G/A filed with the Commission on February 17, 2004 by FMR Corp. According to the Schedule 13G/A filed on February 17, 2004, FMR Corp. had sole dispositive power with respect to 9,858,320 shares of Common Stock and sole voting power with respect to 1,387,640 shares of Common Stock as of December 31, 2003. Edward C. Johnson 3d, Chairman of FMR Corp. and his wife Abigail P. Johnson, a director of FMR Corp., are also deemed to be the beneficial owners of the 9,858,320 shares of Common Stock beneficially owned by FMR Corp. by virtue of their positions with and ownership of FMR Corp. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Information with respect to Barclays Global Investors, NA (“Barclays”) is based solely on the Schedule 13G filed with the Commission on May 11, 2004 by Barclays. Barclays has sole dispositive power with respect to 5,884,210 shares of Common Stock and sole voting power with respect to 5,073,457 shares of Common Stock. The address of Barclays is 45 Fremont Street, San Francisco, California 94105.

(5)	Includes 2,453,716 shares held in a trust for which Dr. Harman has sole dispositive and sole voting power; 154,416 shares held in an irrevocable trust for various family members for which Dr. Harman has sole voting power but shared dispositive power; 400,000 shares held by the Sidney Harman Charitable Remainder Trust for which Dr. Harman has sole dispositive power and sole voting power; and 439,312 shares held by family members for which Dr. Harman has sole voting power pursuant to revocable proxies. Dr. Harman’s address is c/o Harman International Industries, Incorporated, 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004.

(6)	Includes 5,000 shares of unvested restricted stock for which Dr. Geiger has sole voting power but no dispositive power.

(7)	Includes 28,542 shares held by the Hufstedler Family Trust for which Ms. Hufstedler acts as co-trustee and for which she has shared dispositive power and shared voting power; and 26,000 shares held by Ms. Hufstedler jointly with her spouse.

INDEPENDENT AUDITOR

      Selection. KPMG LLP served as the Company’s independent auditor for fiscal year 2004 and has been selected by the Audit Committee to serve as the Company’s independent auditor for fiscal year 2005. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement, and will be available to respond to questions.

      Audit and Non-Audit Fees. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for fiscal year 2004 and fiscal year 2003, and fees billed for other services rendered by KPMG LLP.

	2004	2003

Audit fees (1)	$1,430,000	$1,226,000
Audit-related fees (2)	$322,000	$34,000
Tax fees (3)	$585,000	$318,000
All other fees (4)	$0	$44,000

(1)	Audit fees consist principally of fees for the audit of the Company’s annual financial statements, review of the Company’s financial statements included in its quarterly reports on Form 10-Q for those years and foreign statutory audits.

(2)	Audit-related fees consist principally of fees for the audit of the Company’s retirement savings plan and pension schemes, assistance with registration statements filed with the Commission and consultation on the Company’s preparations for compliance with the Sarbanes-Oxley Act.

(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.

(4)	All other fees consist principally of training related to United States Generally Accepted Accounting Principles, preparation and audit of foreign export and import documents and consulting on various accounting matters.

      The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by the independent auditors (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has pre-approved certain services that KPMG is to provide to the Company in fiscal year 2005, including quarterly review of financial statements, tax compliance and tax consultation services, consultations on the Company’s compliance with the Sarbanes-Oxley Act and other accounting consulting services.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee is currently composed of four directors who are neither officers nor employees of the Company. All members of the Committee are “independent” as that term is defined by the New York Stock Exchange’s recently amended listing standards. The Committee operates under a written charter approved by the Board, a copy of which is attached as Appendix B to this proxy statement.

      In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal year 2004, the Committee:

•	discussed these financial statements with the Company’s management and KPMG LLP, the Company’s independent auditors;

•	discussed with KPMG LLP those matters required to be discussed under SAS No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS No. 90 (Audit Committee Communications); and

•	received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP their independence.

      Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2004, as filed with the Commission.

      The Committee has selected and engaged KPMG LLP as the Company’s independent auditor to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal year 2005.

      This report is submitted by the members of the Audit Committee.

Shirley Mount Hufstedler
Ann McLaughlin Korologos
Edward H. Meyer
Stanley A. Weiss

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares changes in cumulative total returns (assuming reinvestment of cash dividends) on shares of the Common Stock against the S&P Composite-500 Stock Index and a peer company index (based on the Company’s Standard Industrial Code) for the five-year period ending June 30, 2004. In each case, this stock price performance graph assumes an initial investment of $100 at the market close on June 30, 1999. Dates on the following chart represent the last trading day of the indicated fiscal year. The stock price performance shown on the graph below is not necessarily indicative of future performance of the shares of Common Stock.

      The peer company index was derived using the following peer companies: Boston Acoustics, Inc., Carver Corp. (through March 2000 only), Emerson Radio, Koss Corp., Pioneer Corporation (ADRs), Sensory Science Corporation (through July 2001 only), Sony Corp. (American shares) and Zenith Electronics Corp (through December 1999 only).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2004.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

      In order to be included in the Company’s proxy materials for the 2005 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004 by May 18, 2005, and otherwise comply with all requirements of the Commission for stockholder proposals. In addition, the Company’s By-Laws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2005 Annual Meeting must be received not later than July 17, 2005. However, the Company’s By-Laws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the 10th day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the By-Laws.

      Notice of a stockholder’s intent to make a nomination for director at the 2005 Annual Meeting of Stockholders must be received by the Secretary of the Company 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the By-Laws.

      A copy of the By-Laws is available upon request from the Company’s Secretary.

OTHER MATTERS

      The Board does not intend to present, and knows of no others who intend to present, any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Bernard A. Girod
Vice Chairman and
Chief Executive Officer

Washington, D.C.
September 15, 2004

Appendix A

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CATEGORICAL INDEPENDENCE STANDARDS FOR DIRECTORS

      A director of the Company who satisfies each of the following criteria will be presumed to be an independent director of the Company:

•	he or she has not been employed by, and none of his or her immediate family members has been an executive officer of, the Company at any time within the three years preceding the date of any determination;

•	he or she has not received, and none of his or her immediate family members has received, at any time within the three years preceding the date of any determination, more than $100,000 per year in direct compensation from the Company (a) other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and (b) excluding compensation received by an immediate family member for service as a non-executive employee of the Company;

•	he or she has not been affiliated with or employed by, and none of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company at any time within the three years preceding the date of any determination;

•	he or she has not, and none of his or her immediate family members has, within the three years preceding the date of any determination, been employed as an executive officer of another company where any of the Company’s present executive officers served on that company’s compensation committee at any time within the three years preceding the date of any determination; and

•	he or she is not an executive officer or an employee, and none of his or her immediate family members is an executive officer, of a company (other than a charitable organization) that, during the current fiscal year or last three completed fiscal years, made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

      As used in these Standards, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

      In making a determination regarding a director’s independence, the Board of Directors of the Company will endeavor to ascertain all relevant facts and circumstances, and will consider all relevant facts and circumstances that become known to the Board, including the director’s banking, consulting, legal, accounting, other professional, commercial, industrial, charitable and familial relationships. Each member of the Company’s Board of Directors shall, in good faith, disclose to the Board all facts and circumstances he or she reasonably believes necessary or appropriate in order to permit the Board to make a determination regarding whether the director meets the criteria set forth in these Standards.

      In making a determination regarding a director’s independence, any interest or relationship of a director of a type described in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission that is not required to be disclosed pursuant to Item 404 shall be presumed not to be inconsistent with the independence of such director, except to the extent otherwise expressly provided with respect to a particular interest or relationship in the rules established by the New York Stock Exchange.

Appendix B

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

AUDIT COMMITTEE CHARTER

(Amended and Restated as of June 10, 2004)

      Purpose: The Audit Committee is a standing committee of the Board. The Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to the Company’s financial reporting. In this regard, the Committee will assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent auditor, and (4) the performance of the Company’s internal audit function and independent auditor. The Company recognizes, however, that:

•	management is responsible for determining that the Company’s financial statements and related disclosures are prepared in accordance with applicable requirements;

•	the Committee does not have the responsibility to conduct audits or other reviews; rather, the Committee will take such actions as it determines to be appropriate to assure that the Company has procedures and processes in place to provide reasonable assurance that the Company’s financial statements and related disclosures comply with applicable requirements; and

•	in carrying out their oversight responsibilities, the Committee and the Board will necessarily rely on the expertise, knowledge and integrity of management, the Company’s internal and independent auditors and such other persons, if any, with whom the Committee may consult from time to time.

The Committee will have the authority to take all actions on behalf of the Board as the Committee or its Chairperson may from time to time determine to be consistent with its purpose, this Charter and applicable law.

      Composition: The Committee will have such number of members as the Board from time to time designates. Based upon the recommendation of the Nominating and Governance Committee, the Board will designate the members of the Committee at least annually and will take such actions as it from time to time determines to be appropriate to assure that the Committee and its members comply with applicable independence requirements. Management is directed to take such steps as are necessary to assure that the Company does not take actions that would compromise the independence of any Committee member. No Committee member may simultaneously serve on the audit committees of more than two other public companies unless the Board determines such simultaneous service would not impair the member’s ability to serve on the Committee. Furthermore, each member of the Committee shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

      The Board will from time to time designate the Chairperson, and may designate a Co-Chairperson or Vice Chairperson, of the Committee.

      Resources: Management, the internal auditor and the independent auditor are each directed to bring to the attention of the Committee such matters that the Committee is required by law or listing requirements to review or as the Committee or its Chairperson may from time to time designate. Without limitation, management is responsible for providing the Committee with the information and assistance contemplated by this Charter and educational and other resources as may be required by law, listing requirements or GAAP or as the Committee or the Chairperson may request, and such funding as may be herein contemplated, including funding to pay fees and disbursements of the independent auditor and any advisor retained by the Committee or its Chairperson. The Committee or its Chairperson may retain at the Company’s expense (in such amount as the Committee or its Chairperson determines to be appropriate) legal counsel and other third-party advisors as the Committee or its Chairperson determines to be appropriate.

      Proceedings: The Committee will periodically meet in executive session and meet separately with representatives of management, the internal auditor and the independent auditor to aid in assuring direct communications relevant to the discharge of the Committee’s responsibilities. The Chairperson of the Committee shall, in consultation with the other members of the Committee and the appropriate officers of the Company, establish Committee meeting agendas. Additionally, the Chairperson of the Committee or a majority of the Committee members may call a meeting of the Committee at any time and any Committee member may submit items to be included in the agenda for, and may raise subjects that are not on the agenda at, any meeting. A majority of the number of Committee members will constitute a quorum for conducting business at a meeting of the Committee. The act of a majority of the Committee members present at a meeting at which a quorum is in attendance will be the act of the Committee, unless a greater number is required by law, the Company’s certificate of incorporation, its bylaws, or this Charter. The Committee may adopt such other procedures as it may from time to time determine to be appropriate to assist in the discharge of its responsibilities.

      Except as the Committee or its Chairperson may otherwise determine, the Secretary or another person designated for this purpose by the Committee Chairperson will prepare appropriate records of all Committee meetings and actions, copies of which when approved by the Committee or its Chairperson will be furnished to the Board, and will maintain copies of all materials furnished or presented to the Committee. In addition, the Committee Chairperson will regularly report the Committee’s activities to the Board (in such manner and at such times as the Committee Chairperson or the Board deems appropriate).

      Responsibilities: The Committee will:

•	act as the direct contact with the Company’s independent auditor, which firm must report directly to the Committee and will ultimately be accountable to the Committee and the Board;

•	be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	pre-approve all audit and non-audit work provided to the Company by the independent auditor (except for items exempt from pre-approval requirements under applicable law);

•	prepare the Committee’s report, made pursuant to the Securities Exchange Act of 1934, to be included in the Company’s annual report on Form 10-K or in the Company’s proxy statement in connection with annual meetings of stockholders;

•	act in respect of such other matters as to which Committee action is required by law or listing requirements, including in respect of the matters specified in the Audit Committee Responsibilities Checklist attached to and made a part of this Charter; and

•	annually evaluate the Committee’s performance.

      Each member of the Committee has authority to preapprove all audit and non-audit services to be performed for the Company by the Company’s independent auditor; provided, that if any Committee member preapproves services pursuant to this authority, then that member or his or her proxy shall present the details of such preapproval, including but not limited to cost estimates and a detailed description of the preapproved services, to the full Committee at the Committee’s next scheduled meeting. The Committee may ratify, amend or revoke any preapproval of services granted by an individual Committee member pursuant to the authority delegated under this Charter; provided, that any amendment or revocation by the Committee will not affect the validity of the interim preapproval.

      Charter: The Committee will review this Charter from time to time and will recommend to the Nominating and Governance Committee changes to the Charter as it determines to be appropriate. Any changes will be effective when recommended by the Nominating and Governance Committee and approved by the Board.

AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST

      The following is a checklist of actions that the Audit Committee anticipates that it will engage in during any fiscal year. This checklist is merely a guideline for the members of the Audit Committee and, as such, is not intended to limit the actions of the Audit Committee. Unless otherwise required by applicable law or listing requirements, an action listed below may be conducted by the Audit Committee at any time (not solely the quarter or quarters indicated below).

WHEN PERFORMED
Audit Committee Meetings

As
		Q1	Q2	Q3	Q4	Needed

1.	Based on the advice and with the assistance of counsel, prepare a report relating to the Audit Committee’s activities as required by law.	✓

2.	Review the independent auditor’s reports as to:
	• services performed and fees and expenses incurred;				✓
	• critical accounting policies, alternate treatments of financial information within GAAP and the audit firm’s internal quality-control procedures;	✓	✓	✓	✓
	• any material issues raised by the most recent internal quality-control review or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities (including the results of any inspection of the independent auditor conducted by PCAOB), within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and	✓	✓	✓	✓
	• the independent auditor’s independence and all relationships between the independent auditor and the Company.	✓	✓	✓	✓
Also review any other significant written communications between the independent auditor and management, and report the Audit Committee’s conclusions with respect to the independent auditor to the full Board.

3.	Discuss with management, internal auditor and independent auditor policies with respect to risk assessment and risk management, including inquiry about significant risks or exposures and assess steps management is taking in light of these risks.		✓

4.	Review with management, the internal auditor and the independent auditor the audit scope and plan and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.		✓

5.	Consider and review with each of the internal auditor and independent auditor:
	• the adequacy of the Company’s internal controls, including computerized information system controls and security;				✓
	• any related significant findings and recommendations of the auditors, together with management’s responses thereto;				✓
	• any audit problems or difficulties and management’s response; and				✓
	• any significant changes in GAAP or the Company’s accounting policies or standards.				✓

WHEN PERFORMED
Audit Committee Meetings

As
		Q1	Q2	Q3	Q4	Needed

6.	Discuss with management and the independent auditor at the completion of the annual audit and each quarterly review:
	• the financial statements, including the Company’s MD&A disclosure;	✓	✓	✓	✓
	• the results of the independent auditor’s audit or review, as applicable, and related report;	✓	✓	✓	✓
	• MD&A disclosure, and other published documents containing the Company’s financial statements, including (1) management’s disclosure to the Audit Committee under Section 302 of the Sarbanes-Oxley Act, (2) the contents of the certificates to be filed under Sections 302 and 906 of that Act, and (3) assurance from management and the auditors that the matters disclosed in these documents are consistent with the information contained in the financial statements;	✓	✓	✓	✓
	• any significant changes required in the audit or review plan;	✓	✓	✓	✓
	• any significant difficulties or disputes with management encountered during the course of the audit or review;	✓	✓	✓	✓
	• other matters related to the conduct of the audit or review which are to be communicated to the Audit Committee under GAAP;	✓	✓	✓	✓
	• any significant financial reporting issues and judgments made in connection with preparation of the financial statements; and	✓	✓	✓	✓
	• the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.	✓	✓	✓	✓

7.	Review and discuss with the independent auditor, the internal auditor and management the adequacy of the Company’s internal accounting controls and the Company’s policies and compliance procedures with respect to business practices, including(1) the disclosures regarding internal controls and matters required by Section 302 and 404 of the Sarbanes-Oxley Act and any rules promulgated thereunder by the SEC and(2) a review with the independent auditor of its opinion regarding management’s assessment of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modifications to management’s certifications pursuant to Section 302 of the Sarbanes-Oxley Act.	✓	✓	✓	✓

8.	Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not a normal part of the Company’s business.	✓

WHEN PERFORMED
Audit Committee Meetings

As
		Q1	Q2	Q3	Q4	Needed

9.	Review with management and the internal auditor:
	• significant findings during the year and management’s responses thereto;		✓
	• any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;		✓
	• any changes required in planned scope of their audit plan; and		✓		✓
	• the responsibilities, budget and staffing of the internal auditor.		✓

10.	The Chairperson of the Audit Committee (or another committee member designated for this purpose by the Chairperson) will participate in a telephonic meeting with management and the independent auditor prior to earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies.	✓	✓	✓	✓

11.	Review a report prepared by the Company’s General Counsel regarding compliance with the Company’s code of conduct, and such legal, regulatory and matters identified to the Audit Committee by management as reasonably likely to have a material impact.	✓

12.	Review policies as to hiring employees or former employees of the independent auditor.					✓

13.	Review procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.					✓

14.	Review correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements, accounting policies or internal controls.				✓

15.	Meet separately, periodically, with management, the internal auditor and the independent auditor.					✓

16.	Perform a performance evaluation of the Audit Committee.				✓

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
Annual Meeting of Stockholders – November 10, 2004

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints each of Frank Meredith and Sandra B. Robinson, with the power to appoint his or her substitute, as proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 10, 2004 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated September 15, 2004.

     When properly executed, this proxy will be voted as specified on the reverse side hereof or, if not specified, will be voted FOR each of the nominees set forth in the proposal for election of directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side.)

Δ FOLD AND DETACH HERE Δ

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH BELOW.	Please Mark Here for Address	☐
Change
or Comments
SEE REVERSE SIDE

	FOR	WITHHOLD VOTE
	BOTH	FOR BOTH
	NOMINEES	NOMINEES
PROPOSAL FOR ELECTION OF DIRECTOR NOMINEES:	☐	☐

01 Bernard A. Girod
02 Ann McLaughlin Korologos

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.	Using blue or black ink, please mark, sign, date and promptly return this proxy card in the enclosed envelope. In the case of a corporation, partnership or other legal entity, the full name of the organization should be used and the signature should be that of a duly authorized officer, partner or other person.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/har		1-800-435-6710
Use the Internet to vote your proxy.	OR	Use any touch-tone telephone to vote	OR	Mark, sign and date
Have your proxy card in hand when		your proxy. Have your proxy card in		your proxy card
you access the website.		hand when you call.		and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.